Exhibit 99.1

FOR FURTHER INFORMATION CONTACT:

AT THE COMPANY:
Deborah S. Lorenz
Investor Relations and
Corporate Communications
925-249-4031
dlorenz@lipidsciences.com

FOR IMMEDIATE RELEASE
NOVEMBER 6, 2003

LIPID SCIENCES, INC. REPORTS THIRD QUARTER RESULTS
61% Reduction in Operating Expenses Delivers Results Indicated in Strategic Plan
Article in the Journal of the American Medical Association Validates HDL Therapy

PLEASANTON, Calif., November 6, 2003 – Lipid Sciences, Inc. (NASDAQ: LIPD), today reported results for the third quarter and nine months ended September 30, 2003. Lipid Sciences is a development-stage biotechnology company that is conducting research and developing products and processes intended to treat major medical indications, such as HIV and other viral infections, and cardiovascular disease, in which lipids, or fat components, play a key role.

For the third quarter, the Company reported a net loss of $2.9 million, or $0.14 per share, on a basic and diluted basis, including a net loss from discontinued operations of $732,000, or $0.04 per share. This compares with a net loss of $4.0 million, or $0.19 per share, which included a net loss from discontinued operations of $20,000 in the prior-year period. For the nine months ended September 30, 2003, Lipid Sciences reported a net loss of $8.5 million or $0.40 per share on a basic and diluted basis, including a net loss from discontinued operations of $340,000, or $0.01 per share. This compares with a net loss of $10.2 million, or $0.48 per share, on a basic and diluted basis, including net income from discontinued operations of $315,000 in the prior-year period.

Total operating expenses for the third quarter 2003 decreased approximately 61% to $2.3 million from $6.1 million last year. R & D expenses decreased 66% to $1.5 million from $4.3 million in the same period in 2002. This decrease is attributable primarily to the re-focusing of efforts following the implementation of the Company’s strategic plan in January of this year. SG&A expenses decreased 51% to $853,000 from $1.7 million in the third quarter of 2002. This decrease is primarily due to reduced investor and public relations related expenses, consulting, legal, and accounting fees, and reduced employee related expenses also related to the implementation of the Company’s strategic plan.

For the nine month period ended September 30, 2003, total operating expenses decreased 44% to $8.8 million from $15.8 million in the prior year. R&D expenses decreased 53% to $5.3 million for the first nine months of 2003 from $11.2 million for the same nine month period of 2002. The 2003 R&D expense total includes a restructuring charge of approximately $600,000 in the first quarter. The R&D expense decrease reflects a reduction of the utilization of external development services and a focus of the R&D effort, with respect to our Viral Pathogen Inactivation (VPI™) platform, on HIV while continuing the R&D effort with respect to our Vascular Lipid Removal (VLR™) platform. SG&A expenses decreased 22% to $3.6 million from $4.6 million in the same period in 2002. SG&A expenses included a restructuring charge of approximately $500,000 in the first quarter of 2003, and the additional accrual of approximately $200,000 of merger-related advisory fees.

At September 30, 2003, the Company had $14.7 million in cash, cash equivalents, and short-term investments, and real estate-related holdings of $13.7 million. Net cash utilization for the Company was $11.6 million for the nine-month period ended September 30, 2003, which included $11.4 million in investment purchases and $5.7 million in investment maturities.

Dr. S. Lewis Meyer, President and CEO, commented, “These financial results represent the successful execution of the Company’s strategic operating plan. We continue to be pleased with our scientific progress as well as with achieving the stated goal of reducing operating expenses in the second half of 2003 by at least 30-40% as compared to the second half of 2002. As a result of this substantial progress in expense reduction, as well as the anticipated cash generation from the liquidation of real estate assets, we expect that we will now have sufficient working capital for our research and development activities through mid-2005. We expect additional capital will be required in the future and our Board is evaluating various alternatives for funding our operations.”

Item of Note

Article in the Journal of the American Medical Association Validates HDL Therapy

Lipid Sciences announced that an article published on November 5, 2003 in the Journal of the American Medical Association (JAMA), supports the premise on which its Vascular Lipid Removal (VLR™) platform is based—that stimulation of reverse cholesterol transport can result in regression of atherosclerosis. The published article represents findings of a team led by Stephen E. Nissen, M.D., F.A.C.C., Medical Director of the Cleveland Clinic Cardiovascular Coordinating Center. The study that is the focus of the article was not funded by, or otherwise connected to Lipid Sciences. Lipid Sciences’ VLR platform is also focused on treating atherosclerosis, a disease of the blood vessels caused by the build-up of cholesterol-filled plaques in the vascular system and, most critically, in the coronary arteries. If left untreated, these plaques can have debilitating or even fatal effects. Lipid Sciences is researching and developing products and processes to treat major medical conditions in which lipids play a key role. The Company’s technologies are based on a patented process that selectively and rapidly removes lipids from lipoproteins, such as HDL, without harming the proteins that carry the lipid particles.

“The data published in the Journal of the American Medical Association is clearly on the level of a breakthrough that will have far-reaching implications for the treatment of atherosclerosis and cardiovascular disease by rapid treatment for fatty build-up,” noted Dr. H. Bryan Brewer, Jr., Chief of the Molecular Disease branch at the National Heart, Lung and Blood Institute. He continued, “According to the American Heart Association data, cardiovascular disease is the largest killer of American men and women. Even with the introduction of changes in diet and treatment with drugs, almost 12 million people in the U.S. still suffer from cardiovascular disease. The ability of Lipid Sciences’ HDL therapy to boost HDL efficiency in the reverse cholesterol transport system has the potential to dramatically lower the risk of cardiovascular disease. This is a major advancement in the treatment of coronary artery disease (CAD). By boosting the efficiency level of HDL to rid the system of excess cholesterol, you thereby lower the risk of heart disease, and protect against the consequences of atherosclerosis.” Dr. Brewer is a member of the Lipid Sciences’ Scientific Advisory Board and the Board of Directors.

Dr. Nissen’s data presented in the JAMA article lends support to the concept of short-term, acute (HDL) therapy. This therapy could be used in conjunction with long-term chronic therapy (statin drugs). Current therapies such as statins, while reducing the risk of CAD, only slow the progression of atherosclerosis. A course of VLR therapy would be intended to substantially reduce cholesterol build-up and when combined with long-term statin therapy, could ensure continued control of cardiovascular disease progression and reverse the tide of CAD.

Dr. S. Lewis Meyer, President and CEO of Lipid Sciences, commented, “Dr. Nissen’s findings confirm our belief that the small amount of lipoprotein required and the unexpectedly short time to achieve significant results are well within the parameters that our unique delipidation process can deliver.” (The full text of the press release, dated November 6, 2003, can be viewed at www.lipidsciences.com.)

Lipid Sciences, Inc. is a development-stage biotechnology company that is researching and developing products and processes intended to treat major medical conditions in which lipids, or fat components, play a key role. The Company’s technologies are based on a patented process that selectively removes lipids from proteins. The Company believes that this unique delipidation process has the potential for far-reaching implications related to human health. It may provide a therapeutic effect against many viral infections including HIV, Hepatitis B and Hepatitis C, SARS, and West Nile, among others, as well as reverse cardiovascular and cerebrovascular disease.

Forward-Looking Statements

This release contains forward-looking statements concerning plans, objectives, goals, strategies, future events or performance as well as all other statements that are not statements of historical fact. The forward-looking statements contained in this release reflect our current beliefs and expectations on the date of this release. Actual results, performance or outcomes may differ materially from what is expressed in the forward-looking statements. Readers are referred to the documents filed by us with the SEC, specifically the most recent reports on Form 10-K and Form 10-Q which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements. In addition to those risk factors, other factors that could cause actual results to differ materially include the following: Our inability to obtain adequate funds; our technology not proving to be safe or effective; our inability to obtain regulatory approval for our technology, which is only in the clinical development stage; delay or failure to complete clinical studies; our dependence on our license agreement with Aruba International; our reliance on collaborations with strategic partners; competition in our industry; failure to secure and enforce our intellectual property rights; risks associated with use of biological and hazardous materials; product liability claims; economic downturn in the real estate market; our dependence on key personnel; additional shares of common stock becoming available for sale after expiration of certain lock-up periods; and potential dilution of existing stockholders’ ownership if shares are issued to former NZ Corporation shareholders who have perfected certain rights.

The financial information contained in this release should be read in conjunction with the consolidated financial statements and notes thereto included in our most recent reports on Form 10-K and Form 10-Q. Copies are available through the SEC’s Electronic Data Gathering Analysis and Retrieval system (EDGAR) at www.sec.gov. Lipid Sciences assumes no obligation to update the forward-looking statements included in this document.

Lipid Sciences, Inc.
(A Development Stage Company)
Condensed Consolidated Balance Sheet (Unaudited)

	September 30,	December 31,
(In thousands, except share amounts)	2003	2002

ASSETS
Current assets:
Cash and cash equivalents	$6,942	$18,552
Short-term investments	7,768	2,000
Prepaid expenses and other current assets	244	537
Other current assets	85	138
Current assets of discontinued operations	7,851	10,237

Total current assets	22,890	31,464

Property and equipment	709	1,175
Notes receivable	5,850	6,569
Restricted cash	317	316

Total assets	$29,766	$39,524

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$1,306	$2,226
Related party payables	593	825
Accrued royalties	125	250
Accrued compensation	423	370
Income taxes payable	53	39
Current liabilities of discontinued operations	41	172

Total current liabilities	2,541	3,882

Deferred rent	37	36

Total long-term liabilities	37	36

Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.001 par value; 10,000,000 shares authorized and issuable; no shares outstanding	—	—
Common stock, $0.001 par value; 75,000,000 shares authorized; 21,141,455 shares issued and outstanding at December 31, 2002 and September 30, 2003	21	21
Additional paid in capital	67,123	67,049
Deficit accumulated in the development stage	(39,956)	(31,464)

Total stockholders’ equity	27,188	35,606

Total liabilities and stockholders’ equity	$29,766	$39,524

Lipid Sciences, Inc.
(A Development Stage Company)
Condensed Consolidated Statements of Operations (Unaudited)

					Period from
					Inception
	Three Months Ended		Nine Months Ended		(May 21, 1999) to
	September 30,		September 30,		September 30,
(In thousands, except per share amounts)	2003	2002	2003	2002	2003

Revenue	$—	$—	$—	$—	$—
Operating expenses:
Research and development	1,487	4,314	5,267	11,227	34,371
Selling, general and administrative	853	1,744	3,573	4,579	15,796

Total operating expenses	2,340	6,058	8,840	15,806	50,167

Operating loss	(2,340)	(6,058)	(8,840)	(15,806)	(50,167)
Interest and other income	203	278	786	668	2,536

Loss from continuing operations	(2,137)	(5,780)	(8,054)	(15,138)	(47,631)
Income tax (expense)/benefit	(4)	1,832	(99)	4,597	7,970

Net loss from continuing operations	(2,141)	(3,948)	(8,153)	(10,541)	(39,661)

Discontinued operations:
Income/(loss) from discontinued operations	(732)	(18)	(340)	601	(116)
Income tax expense from discontinued operations	—	(2)	—	(286)	(179)

Income/(loss) from discontinued operations — net	(732)	(20)	(340)	315	(295)

Net loss	$(2,873)	$(3,968)	$(8,493)	$(10,226)	$(39,956)

Earnings/(loss) per share – basic and diluted:
Net (loss) per share continuing operations	$(0.10)	$(0.19)	$(0.39)	$(0.50)
Earnings/(loss) per share discontinued operations	$(0.04)	$0.00	$(0.01)	$0.02
Net loss per share	$(0.14)	$(0.19)	$(0.40)	$(0.48)
Weighted average number of common shares outstanding – basic and diluted	21,141	21,141	21,141	21,156